Exhibit 10.1
FIRST AMENDMENT OF
FMC TECHNOLOGIES, INC. EMPLOYEES’ RETIREMENT PROGRAM
PART I SALARIED AND NONUNION HOURLY EMPLOYEES’ RETIREMENT PLAN
WHEREAS, FMC Technologies, Inc. (the “Company”) maintains the FMC Technologies, Inc. Employees’ Retirement Program Part I Salaried and Nonunion Hourly Employees’ Retirement Plan, as amended and restated effective January 1, 2013 (the “Plan”);
WHEREAS, the Company now deems it necessary and desirable to amend the Plan to provide for the full vesting of the accrued benefits of participants who cease to be employees of the Company effective April 30, 2014, as a result of the Company’s divestiture of its material handling products business to Syntron Material Handling, LLC, effective April 30, 2014; and
WHEREAS, this First Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of the amendment;
NOW, THEREFORE, by virtue and in exercise of the powers reserved to the Company under Section 11.1 Plan Amendment or Termination of the Plan, the Plan is hereby amended as follows, effective as of April 30, 2014:

•Section 4.1 of the Plan is hereby amended to add the following sentence to the end thereto to read as follows:
Notwithstanding any other provision of the Plan, effective April 30, 2014, the accrued benefit of any Participant who ceased to be an employee of the Company effective as of April 30, 2014 as a result of the Company’s divestiture of its material handling products business to Syntron Material Handling, LLC, effective April 30, 2014, shall at all times be fully vested.
IN WITNESS WHEREOF, the Company has caused this amendment to be executed by a duly authorized representative this 30th day of April, 2014.
FMC Technologies, Inc.

By: /s/ Mark J. Scott
Its: VP, Administration